ISOCLIMA AND SABIC INNOVATIVE PLASTICS TO FEATURE NEW SPD-SMART
ELECTRONICALLY DIMMABLE WINDOW (EDW) AT AIRCRAFT INTERIORS EXPO

New generation of CromaLite SPD-Smart EDWs to be exhibited in Hamburg, Germany next week is the result of Isoclima’s product development program spanning over nine years.

Este, Italy; Pittsfield, MA, USA; and Woodbury, NY, USA, April 9, 2015 – Isoclima, a Research Frontiers (Nasdaq: REFR) licensee, and their strategic partner SABIC Innovative Plastics, will showcase Isoclima’s CromaLite brand of SPD-Smart Electronically Dimmable Windows (EDWs) at the April 14-16, 2015 Aircraft Interiors Expo in Hamburg, Germany. The new generation of CromaLite that will be on display was manufactured using SPD-Smart EDW film technology from Research Frontiers, and using SABIC’s superior optical quality polycarbonate LEXAN. CromaLite can be seen at SABIC’s Stand 7B70, at the leading event for the commercial aircraft interiors industry.

CromaLite is an SPD-Smart EDW that can be instantaneously adjusted to tune the amount of light, glare and heat passing through. It has significant benefits over fixed tinted windows and shades, having the ability to rapidly and precisely change transparency to any desired level regardless of window size, rather than blocking the entire view with a shade. CromaLite can be applied on curved surfaces, laminated with hard-coated LEXAN, operates over wide temperature ranges, and uniformly changes transparency within a few seconds.

Marco Bertolini, Product Development Manager at Isoclima, commented on the partnership with SABIC and the new generation of CromaLite SPD-Smart EDW: “SABIC is an historical partner of Isoclima. The choice of LEXAN polycarbonate has solved many issues in the aerospace market such as impact resistance, weight reduction, optical clarity, flammability issues, abrasion resistance (thanks to innovative hard-coatings), as well as having the added feature of an enhanced light transmission, all features enhancing the crew and passenger safety and comfort.”

For more information about CromaLite and the upcoming Aircraft Interiors’ Expo, read this press release from Isoclima and SABIC.

The growing success of Isoclima’s CromaLite SPD-Smart product line is not limited to the aerospace industry. For example, CromaLite architectural SPD-SmartGlass manufactured by Isoclima has been chosen as the exclusive smartglass for the US Pavilion roof at the Expo Milano 2015. This impressive roof offers instant switching speed, and consists of 312 panels with 936 square meters of SPD-SmartGlass area to block heat, light, glare and UV, making it the largest smartglass roof in the world.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at CromaLite.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

About Isoclima:

Established in 1977 as a glass processing company for the building industry, Isoclima soon began developing new technologies for the production of composite laminate glass with polycarbonate for the armoured vehicle industry and the ballistic protection of high-risk environments. Continuous research and high-technology product development have placed Isoclima at the forefront of the industry with great success also in many other most demanding market niches, giving it high international visibility. In addition to the car industry Isoclima products are appreciated for Aviation, Marine, and Rail uses, and in the world of Architecture.

For further information, please contact:

Marco Bertolini
R&D - Product Development
Isoclima S.p.A.
+39 0429 55788
mbertolini@finind.com

About SABIC Innovative Plastics:

SABIC Innovative Plastics solid sheet products have the potential for providing value-added solutions across a wide variety of industries, including aerospace, transportation, electrical and electronics, building and construction, material handling, telecommunications and business machines. These solutions are founded on a portfolio of high quality materials backed by advanced technical support around the world. Based on high performance Lexan* polycarbonate and Ultem* polyetherimide resins, the broad portfolio of solid sheet products is helping customers around the world to develop lightweight, durable parts with tailor-made performance. The company offers specialized sheet solutions with features like optical quality, high performance coatings, flame retardancy and others. Advances in product and processing technology keep in step with application requirements and increasingly stringent industry standards. The SABIC Innovative Plastics Polymer Processing Development Center in the USA and technical centers in the Netherlands, Japan, China and India help keep customers at the leading edge of sheet technology. Furthermore, as a business unit of the SABIC Innovative Plastics Corporation, SABIC Innovative Plastics benefits from global cross-business resources and expertise.

For further information, please contact:

Franco Marchini
SABIC Innovative Plastics
Specialty Film & Sheet
+39 331 3499 74
franco.marchini@sabic-ip.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and “SPD-SmartGlass are trademarks of Research Frontiers Inc. “CromaLite” is a trademark of Isoclima S.p.A. “LEXAN” is a trademark of SABIC.